011 Putnam Tax Exempt Income Fund attachment
9/30/08 Annual


Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

For the year ended September 30, 2008, Putnam Management has assumed $2,202 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters


72DD1 (000s omitted)

Class A		55,322
Class B		1,281
Class C		437

72DD2 (000s omitted)

Class M		226
Class Y		10

73A1
Class A		0.379381
Class B		0.330949
Class C		0.308793

73A2
Class M		0.355646
Class Y		0.299836

74U1 (000s omitted)

Class A		144,126
Class B		3,337
Class C		2,089

74U2 (000s omitted)

Class M		659
Class Y		91


74V1

Class A		7.92
Class B		7.92
Class C		7.93

74V2

Class M		7.94
Class Y		7.92


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.